EXHIBIT 99.1

ChinaNet Online Holdings Reports First Quarter 2018 Unaudited Financial Results

BEIJING, May 22, 2018 (GLOBE NEWSWIRE) -- ChinaNet-Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing, and data-analysis and management services platform, today announced its unaudited financial results for the first quarter of 2018.

First Quarter 2018 Highlights

  Net revenues increased by 13.7% to $8.3 million from $7.3 million in the corresponding period of 2017.
  Revenues from search engine marketing and data services increased by 29.6% to $6.4 million from $5.0 million in the corresponding period of 2017.
  Net loss attributable to ChinaNet narrowed to $0.6 million from $1.1 million in the corresponding period of 2017.

Mr. Handong Cheng, Chairman, President, and Chief Executive Officer of CNET, stated, “We are pleased to enter 2018 with a capital infusion from our equity offering in January. As we make progress in developing a blockchain-powered marketing solution combined with artificial intelligence (AI)  for our small-to-medium enterprise customers, we continue to leverage our existing business for cash flow and customer acquisition. We are currently in discussion with a number of B2B commerce platforms who are interested in utilizing our unique blockchain solutions to help improve their merchant credibility and asset traceability. We will provide our shareholders with relevant updates in due course.”

“Looking ahead, we remain committed to building our end-to-end B2B2C ecosystem with our blockchain technology as its foundation. We are confident that we have the right strategy and team in place to secure a leading position in the arena of blockchain applications in China,” Mr. Cheng concluded.

Mr. George Chu, Chief Operating Officer of CNET, stated, “We continue to grow our existing business at a measured pace while allocating the majority of our resources to blockchain technology. During the quarter, our net revenues increased by 13.7% to $8.3 million from $7.3 million in the same period of 2017. With a leaner cost structure and with the capital injection from our equity offering in January this year, we are confident that we will be able to make meaningful progress in the development of our blockchain technology and marketing AI in the coming quarters.”

First Quarter 2018 Financial Results

NET REVENUES
Net revenues increased by 13.7% to $8.3 million in the first quarter of 2018 from $7.3 million in the corresponding period of 2017, primarily driven by an increase in search engine marketing and data services revenue.

Search engine marketing and data services revenue for the first quarter of 2018 increased by 29.6% to $6.4 million from $5.0 million in the corresponding period of 2017. The growth was primarily attributable to the rapid expansion of the Company’s search engine marketing client base as enterprises in China continued to migrate to search engine marketing from other advertising and marketing channels for its more direct results and higher return on investment.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues was $7.7 million in the first quarter of 2018 compared to $6.0 million in the corresponding period of 2017. The growth was primarily attributable to an increase in revenue contributions from search engine marketing and data services in the first quarter of 2018, which have higher resource costs as the Company continued to obtain marketing and data access to the most popular search engines, internet portals, and mobile portals in China.

Gross profit in the first quarter of 2018, as a result of increased cost of revenues, was $0.6 million compared to $1.3 million in the corresponding period of 2017. The decrease in gross profit was primarily attributable to the Company’s increased investment in internet resources for lead generation and sponsored search.

OPERATING LOSS
Operating expenses in the first quarter of 2018 was $2.6 million compared to $2.3 million in the corresponding period of 2017. As a percentage of total revenues, operating expenses decreased to 31.7% from 32.0% in the corresponding period of 2017.

Sales and marketing expenses in the first quarter of 2018 decreased by 32.4% to $0.6 million from $0.8 million in the corresponding period of 2017. As a percentage of total revenues, sales and marketing expenses decreased to 6.8% from 11.5% in the corresponding period of 2017. The decrease was primarily attributable to the successful execution of the Company’s cost control initiatives, which resulted in a reduction of general expenses in the Company’s sales department as well as lower advertising expenses in the first quarter of 2018.

General and administrative expenses in the first quarter of 2018 increased by 27.2% to $1.4 million from $1.1 million in the corresponding period of 2017. As a percentage of total revenues, general and administrative expenses increased to 16.8% from 15.0% in the corresponding period of 2017. The growth in general and administrative expenses was primarily due to a $0.5 million increase in allowance for doubtful accounts, which was partially offset by a reduction in the Company’s share-based compensation expenses, professional service expenses, staff salaries, and other administrative expenses.

Research and development expenses in the first quarter of 2018 decreased by 51.1% to $0.2 million from $0.4 million in the corresponding period of 2017. The decrease was due to reduced headcount in the Company’s research and development department and its efforts to further optimize its cost and expense structures in the first quarter of 2018. However,  research and development expenses  will likely increase in the coming quarters as the Company continues to invest resources in developing its blockchain and AI applications.

Impairment on long-term investments in the first quarter of 2018 was $0.5 million.

Operating loss in the first quarter of 2018, as a result of increased operating expenses, was $2.0 million compared to $1.0 million in the corresponding period of 2017.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. narrowed to $0.6 million in the first quarter of 2018 from $1.1 million in the corresponding period of 2017.

BALANCE SHEET
As of March 31, 2018, the Company had cash and cash equivalents of $7.5 million compared to $3.0 as of December 31, 2017. Advances from customers was $2.0 million at the end of the first quarter of 2018 compared to $3.6 million at the end of the fourth quarter of 2017.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc. (“ChinaNet”), a parent company of ChinaNet Online Media Group Ltd. and incorporated in the British Virgin Islands, is an integrated online advertising, precision marketing, and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision-making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2018	2017
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$8,260	$7,245
From related parties	-	19
Total revenues	8,260	7,264
Cost of revenues	7,659	5,992
Gross profit	601	1,272

Operating expenses
Sales and marketing expenses	564	834
General and administrative expenses	1,389	1,092
Research and development expenses	193	395
Impairment on long-term investments	471	-
Total operating expenses	2,617	2,321

Loss from operations	(2,016)	(1,049)

Other income/(expenses)
Interest income	1	19
Interest expense	(11)	(36)
Other expenses	(22)	(3)
Change in fair value of warrant liabilities	1,474	-
Total other income/(expense)	1,442	(20)
Loss before income tax benefit and noncontrolling interests	(574)	(1,069)
Income tax benefit	4	-
Net loss	(570)	(1,069)
Net loss/(income) attributable to noncontrolling interests	5	(18)
Net loss attributable to ChinaNet Online Holdings, Inc.	$(565)	$(1,087)

Net loss	$(570)	$(1,069)
Foreign currency translation gain	474	106
Comprehensive loss	(96)	(963)
Comprehensive (income)/loss attributable to noncontrolling interests	(3)	19
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(99)	$(944)

Loss per share
Loss per common share
Basic and diluted	$(0.04)	$(0.09)

Weighted average number of common shares outstanding:

Basic and diluted	15,484,082	11,982,504

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	March 31, 2018	December 31, 2017
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,503	$2,952
Accounts receivable, net	3,567	7,215
Other receivables, net	2,094	2,646
Prepayment and deposit to suppliers	5,424	4,073
Due from related parties, net	-	14
Total current assets	18,588	16,900

Long-term investments	477	918
Property and equipment, net	264	299
Intangible assets, net	3,786	3,808
Prepayment for blockchain applications development	1,200	-
Prepayment for acquisition of noncontrolling interest	1,193	-
Goodwill	5,483	5,277
Deferred tax assets, net	1,415	1,358
Total Assets	$32,406	$28,560

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$795	$765
Accounts payable *	832	2,851
Advances from customers *	2,010	3,559
Accrued payroll and other accruals *	421	559
Due to investors related to terminated security purchase agreements	477	938
Payable for purchasing of software technology *	-	436
Taxes payable *	3,199	3,168
Other payables *	302	687
Total current liabilities	8,036	12,963

Long-term liabilities:
Long-term borrowing from a director	139	134
Warrant liabilities	801	-
Total Liabilities	8,976	13,097

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 16,132,543 shares and 13,982,542 shares at March 31, 2018 and December 31, 2017, respectively)	16	14
Additional paid-in capital	39,615	31,554
Statutory reserves	2,607	2,607
Accumulated deficit	(21,052)	(20,487)
Accumulated other comprehensive income	2,064	1,598
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	23,250	15,286

Noncontrolling interests	180	177
Total equity	23,430	15,463

Total Liabilities and Equity	$32,406	$28,560

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2018	2017
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(570)	$(1,069)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	216	354
Share-based compensation expenses	75	211
Provision for/(reverse of) allowances for doubtful accounts	481	(29)
Impairment on long-term investments	471	-
Deferred taxes	(4)	-
Change in fair value of warrant liabilities	(1,474)	-
Changes in operating assets and liabilities
Accounts receivable	3,413	(903)
Other receivables	(47)	20
Prepayment and deposit to suppliers	(1,178)	(3,192)
Due from related parties	3	(870)
Accounts payable	(2,105)	295
Advances from customers	(1,668)	3,185
Accrued payroll and other accruals	(147)	(90)
Other payables	(553)	44
Taxes payable	(92)	37
Net cash used in operating activities	(3,179)	(2,007)

Cash flows from investing activities
Payment for purchase of office equipment	(1)	-
Short-term loan to an unrelated party	(2,000)	-
Repayment of short-term loan from an unrelated party	2,672	-
Prepayment for acquisition of noncontrolling interest	(1,179)	-
Prepayment for blockchain applications development	(1,200)	-
Payment for purchasing of software technology	(448)	-
Net cash used in investing activities	(2,156)	-

Cash flows from financing activities
Proceeds from the Financing (net of cash issuance cost of US$809)	10,263	-
Repayment to investors related to terminated security purchase agreements	(493)	-
Net cash provided by financing activities	9,770	-

Effect of exchange rate fluctuation on cash and cash equivalents	116	19

Net increase/(decrease) in cash and cash equivalents	4,551	(1,988)

Cash and cash equivalents at beginning of the period	2,952	3,035
Cash and cash equivalents at end of the period	$7,503	$1,047